TERMINATION AND BUY-OUT AGREEMENT

     THIS AGREEMENT, dated as of June 29, 2001 (this "Agreement"), is made by and between Microware Systems Corporation, an Iowa corporation (the "Company"), Elder Court, LLC, a Cayman Islands limited liability company ("Elder Court"), Roth Capital Partners, Inc., a California corporation ("Roth"), Carbon Mesa Partners, LLC, a Nevada limited liability company ("Carbon Mesa"), and Anthony Soich, an individual ("Soich", and together with Elder Court, Roth, and Carbon Mesa, each an "Investor" and collectively, the "Investors").

                                R E C I T A L S:

     WHEREAS, upon the terms and subject to the conditions of the Securities Purchase Agreement, dated as of November 28, 2000, between Elder Court and the Company (the "Securities Purchase Agreement"), the Company issued and sold to Elder Court an 8% Convertible Debenture, in the principal amount of $2,000,000 (the "Debenture") and entered into a registration rights agreement, dated November 28, 2000 (the "November Registration Rights Agreement") relating thereto.

     WHEREAS, in connection with the issuance of the Debenture, the Company also issued (a) a warrant to Elder Court, dated November 28, 2000, to purchase 500,000 shares of common stock (the "Elder Court November Warrant"), (b) a warrant to Roth Capital Partners, Inc., dated November 28, 2000, to purchase 45,000 shares of common stock (the "Roth November Warrant"), and (c) a warrant to Carbon Mesa, dated November 28, 2000, to purchase 5,000 shares of common stock (the "Carbon Mesa November Warrant").

     WHEREAS, upon the terms and subject to the conditions of the private equity credit agreement, dated December 15, 2000, between the Company and Elder Court (the "Credit Agreement"), the Company has the obligation to issue and sell to Elder Court that number of shares of its common stock representing a minimum $1.5 million draw down under the Credit Agreement, all as set forth therein.

     WHEREAS, in connection with the execution of the Credit Agreement, the Company also issued (a) a warrant to Elder Court, dated December 15, 2000, to purchase 1,400,000 shares of common stock (the "Elder Court December Warrant"),
(b) a warrant to Roth Capital Partners, Inc., dated December 15, 2000, to purchase 126,000 shares of common stock (the "Roth December Warrant"), (c) a warrant to Soich, dated December 15, 2000, to purchase 54,000 shares of common stock (the "Soich December Warrant"), and (d) a warrant to Carbon Mesa, dated November 28, 2000, to purchase 20,000 shares of common stock (the "Carbon Mesa December Warrant").

     WHEREAS, on April 30, 2000, the Company entered into a second registration rights agreement with Elder Court (the "April Registration Rights Agreement") relating to the funding of the second tranche of the Debenture.

     WHEREAS, the Company now desires to enter into a transaction with a third party which the Board of Directors of the Company deems to be in the best interest of its shareholders (the "Transaction").

     WHEREAS, as a condition precedent to entering into definitive agreements regarding the Transaction, the third party acquirer has required that the Company enter into this Agreement with the Investors and terminate each of the Securities Purchase Agreement, the Debenture, the November Registration Rights Agreement, the Elder Court November Warrant, the Roth November Warrant, the Carbon Mesa November Warrant, the Credit Agreement, the Elder Court December Warrant, the Roth December Warrant, the Soich December Warrant, the Carbon Mesa December Warrant and the April Registration Rights Agreement, all on the terms and as set forth herein.

     NOW, THEREFORE, in consideration of the premises and the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and Elder Court hereby agree as follows:

     1. Incorporation of Recitals. The Recitals to this Agreement are hereby incorporated by reference and made a part hereof.

     2. Agreement to Terminate. Subject to the terms and conditions set forth herein, the parties agree as follows:

          (a) Agreement to Terminate. Upon the Company's making the payment described in Section 2(b) below, then immediately and without any further action of the Company or any Investor, each "Investor Agreement" (as defined below) shall be terminated and neither the Company nor any Investor will have any further obligations to, or rights or claims against, the other under any Investor Agreement. In connection with such termination, each of the Company and each Investor hereby waive any notice required to be given pursuant to any applicable Investor Agreement. For purposes hereof, the term "Investor Agreement" shall mean each of:

          (i)    the Securities Purchase Agreement;

          (ii)   the Debenture;

          (iii)  the November Registration Rights Agreement;

          (iv)   the Elder Court November Warrant;

          (v)    the Roth November Warrant;



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

          (vi)   the Carbon Mesa November Warrant;

          (vii)  the Credit Agreement;

          (viii) the Elder Court December Warrant;

          (ix)   the Roth December Warrant;

          (x)    the Soich December Warrant;

          (xi)   the Carbon Mesa December Warrant; and

          (xii)  the April Registration Rights Agreement

     Each Investor hereby represents and warrants that there are no other derivative instruments, securities, agreements, arrangements or understandings regarding the issuance of securities between such Investor and the Company.

          (b) Redemption Payments by the Company.

               (i) In consideration of the agreement of the Investors to enter into this Agreement and terminate each of the Investor Agreements in accordance with the terms hereof, at the Closing (as defined below) the Company shall pay to Elder Court an aggregate amount equal to Two Million Two Hundred Thousand Dollars ($2,200,000), (the "Redemption Amount").

               (ii) The closing of the transactions contemplated by this agreement (the "Closing") shall take place immediately prior to the consummation of the Transaction, which shall occur no later than September 30, 2001. The Company shall provide the Investors with at least five (5) days prior written notice of the anticipated closing date.

     3. Closing.

          (a) In connection with the closing of the transactions contemplated hereby, on the date of closing (the "Closing Date"):

               (i) The Company shall pay the Redemption Amount to Elder Court by wire transfer to a single deposit account designated in advance by Elder Court; and

               (ii) The Investors shall deliver to the Company the executed original copies of each of the Debenture, the Roth November Warrant, the Carbon Mesa November Warrant, the Elder Court December Warrant, the Roth December Warrant, the Soich December Warrant, and the Carbon Mesa December Warrant.



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

     4. Term and Termination. This Agreement may be terminated solely as follows:

          (a) This Agreement shall terminate automatically and immediately upon the mutual written agreement of all the parties hereto.

          (b) In the event that the Company, on one hand, or any Investor, on the other hand, (the "Defaulting Party") commits a material breach of this Agreement and fails to cure such breach within five (5) calendar days after receipt of written notice from the other party, such other party shall have the right to terminate this Agreement immediately upon written notice to the Defaulting Party.

          (c) This Agreement shall automatically terminate in the event the definitive agreement regarding the Transaction is terminated by written action of any of the parties thereto.

          (d) Subject to the rights of the parties in Section 5 below, this Agreement will terminate automatically if the Closing has not occurred on or before September 30, 2001.

          (e) This Agreement may be terminated by written notice by the Company, on one hand, or a majority in interest of the Investors, on the other hand, if the price per share for the Company's common stock included in the Transaction exceeds $1.00 per share.

          (f) This Agreement shall automatically terminate in the event the average closing price for the Company's common stock (as quoted on the Nasdaq National Market) for any period of five (5) consecutive trading days shall be less than $0.33 per share .

     5. Specific Performance. Investors, on one hand, and the Company, on the other hand, each agree that any violation of the provisions of this Agreement by the other party would be highly injurious to such party and would cause irreparable harm to the non-breaching party. By reason of the foregoing, each party consents and agrees that if it violates any provision of this Agreement, the non-defaulting party shall be entitled, in addition to any other rights and remedies that it may have, to apply to any court of competent jurisdiction for specific performance and/or injunctive or other relief in order to enforce, or prevent any continuing violation of, the provisions of such section, without the necessity of posting bond. In addition, in the event of any such violation the defaulting party shall reimburse the non-defaulting party for any and all fees, expenses and costs incurred in connection with such violation (including, without limitation, attorneys fees).

     6. Covenants.

          (a) Each of the parties hereto acknowledge and reaffirm that the terms of the confidentiality letters between the Company and each respective investor shall remain in full force and effect until the Closing or earlier termination of this Agreement.

          (b) Each Investor covenants and agrees that at all times this Agreement is in effect, such Investor shall not buy, sell or otherwise trade in the securities of the Company, except for the transactions expressly contemplated by this Agreement and shares owned in excess 250,000 as described in Section 6(c) below which are under no restrictions hereunder.

          (c) At all times this Agreement is in effect, Elder Court shall promptly tender at least 250,000 of the shares of common stock of the Company in any tender offer under the federal securities laws made in connection with the Transaction. Elder Court agrees not to sell or otherwise transfer ownership of such shares of common stock (other than as contemplated by any such tender offer).

          (d) The Company covenants and agrees that in the event this Agreement is terminated under Section 4(a), by Investors pursuant to Section 4(b),
     Section 4(c), Section 4(d), the Investors pursuant to Section 4(e) or
     Section 4(f), then immediately, and without further action by any party hereto, the following will occur:

               (i) Section 4.A. of the Debenture shall be amended to read in its entirety as follows:

               "The Holder of this Debenture is entitled, at its option, subject to the following provisions of this Section 4, to convert all or a portion of this Debenture into shares of Common Stock of the Company, no par value per share ("Common Stock") of the Company at any time until the Maturity Date, at a conversion price for each share of Common Stock (the "Conversion Rate") equal to the lower of (x) $0.69, or (y) the Current Market Price (as defined below) multiplied by seventy-seven percent (77%); provided that the principal amount being converted is the lower of (x) at least $5,000 (unless if at the time of such election to convert the aggregate principal amount of all Debentures registered to the Holder is less than Ten Thousand Dollars $5,000, then the whole amount thereof) or (y) the maximum amount which the Holder can then convert pursuant to the terms of Section 4.E. hereof."

               (ii) The definition of the term "Discount" in the Credit Agreement shall be amended to read in its entirety as follows:

                    " "DISCOUNT" shall mean seventeen percent (17%)."


The Company will promptly provide Elder Court with a replacement Debenture and Credit Agreement reflecting the foregoing following the termination of this Agreement.




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


     7. Miscellaneous.

          (a) For purposes of this Agreement, Elder Court shall be deemed to be agent for all of the Investors, and communications by the Company to all the Investors may be made, at the option of the Company, solely to Elder Court.

          (b) Any notice or communication required or permitted by this Agreement shall be given in writing addressed as follows:

         If to Company:             Microware Systems Corporation
                                    1500 Northwest 118th Street
                                    Des Moines, Iowa 50325
                                    ATTN: CFO
                                    Telephone No.: (515) 223-8000
                                    Telecopier No.: (515) 327-5528

         with a copy to:

                                    Arthur Don, Esq.
                                    D'Ancona & Pflaum, Esq.
                                    111 E. Wacker Drive, Ste. 2800
                                    Chicago, Illinois 60601
                                    Telephone No.: (312) 602-2000
                                    Telecopier No.: (312) 602-3000

If to Investors:
                                    c/o Navigator Management (as Investor Agent)
                                    P.O. Box 972
                                    Road Town
                                    Tortola, British Virgin Islands
                                    Telephone No.: (284) 494-4770
                                    Telecopier No.: (284) 494-4771


All notices shall be served personally by telecopy, by telex, by overnight express mail service or other overnight courier, or by first class registered or certified mail, postage prepaid, return receipt requested. If served personally, or by telecopy, notice shall be deemed delivered upon receipt (provided that if served by telecopy, sender has written confirmation of delivery); if served by overnight express mail or overnight courier, notice shall be deemed delivered forty-eight (48) hours after deposit; and if served by first class mail, notice shall be deemed delivered seventy-two (72) hours after mailing. Any party may give written notification to the other parties of any change of address for the sending of notices, pursuant to any method provided for herein.

          (c) Failure of any party to exercise any right or remedy under this Agreement or otherwise, or delay by a party in exercising such right or remedy, shall not operate as a waiver thereof.

          (d) This Agreement and all agreements entered into in connection herewith shall be governed by and interpreted in accordance with the laws of the State of California for contracts to be wholly performed in such state and without giving effect to the principles thereof regarding the conflict of laws. Any litigation based thereon, or arising out of, under, or in connection with, this Agreement or any course of conduct, course of dealing, statements (whether oral or written) or actions of the Company or any Investor shall be brought and maintained exclusively in the state or Federal courts of the State of California, sitting in the City of Los Angeles. The Company hereby expressly and irrevocably submits to the jurisdiction of the state and federal Courts of the State of California for the purpose of any such litigation as set forth above and irrevocably agrees to be bound by any final judgment rendered thereby in connection with such litigation. The Company further irrevocably consents to the service of process by registered mail, postage prepaid, or by personal service within or without the State of California. The Company hereby expressly and irrevocably waives, to the fullest extent permitted by law, any objection which it may have or hereafter may have to the laying of venue of any such litigation brought in any such court referred to above and any claim that any such litigation has been brought in any inconvenient forum. To the extent that the Company has or hereafter may acquire any immunity from jurisdiction of any court or from any legal process (whether through service or notice, attachment prior to judgment, attachment in aid of execution or otherwise) with respect to itself or its property, the Company hereby irrevocably waives such immunity in respect of its obligations under this Agreement and the related agreements entered into in connection herewith.

          (e) If any provision of this Agreement shall be invalid or unenforceable in any jurisdiction, such invalidity or unenforceability shall not affect the validity or enforceability of the remainder of this Agreement or the validity or enforceability of this Agreement in any other jurisdiction.

          (f) This Agreement shall inure to the benefit of and be binding upon the successors and assigns of each of the parties hereto.

          (g) All pronouns and any variations thereof refer to the masculine, feminine or neuter, singular or plural, as the context may require.

          (h) The headings in this Agreement are for convenience of reference only and shall not limit or otherwise affect the meaning thereof.

          (i) This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which shall constitute one and the same agreement. This Agreement, once executed by a party, may be delivered to the other party hereto by telephone line facsimile transmission of a copy of this Agreement bearing the signature of the party so delivering this Agreement.

          (j) This Agreement constitutes the entire agreement among the parties hereto with respect to the subject matter hereof. There are no restrictions, promises, warranties or undertakings, other than those set forth or referred to herein. This Agreement supersedes all prior agreements and understandings among the parties hereto with respect to the subject matter hereof. This Agreement may be amended only by an instrument in writing signed by the parties to be charged with enforcement thereof.

          (k) Any default by an individual Investor hereunder shall not be deemed a default by any other Investor and shall not excuse the Company's performance hereunder or thereunder with respect to the non-defaulting Investors.

          (l) In the event of any action for breach of or to enforce or declare rights under any provision of this Agreement, the prevailing party shall be entitled to reasonable attorneys' fees and costs, to be paid by the losing party.

          (m) The obligations of each of the Investors hereunder shall be several, not joint, and no Investor shall have any liability hereunder of any nature whatsoever resulting from a breach or any other action of any other Investor.


                  [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]



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

     IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed by their respective officers thereunto duly authorized as of the day and year first above written.

                                            Microware Systems Corporation


                                            By: /s/
                                                -------------------------------
                                            Name:
                                            Title:

                                            Elder Court, LLC

                                            By: /s/
                                                -------------------------------
                                                       Manager

                                            Roth Capital Partners, Inc.



                                            By: /s/
                                                -------------------------------
                                            Name:
                                            Title:

                                            Carbon Mesa Partners, LLC



                                            By: /s/
                                                -------------------------------
                                                 Manager


                                                /s/
                                                -------------------------------
                                                     Anthony Soich